Exhibit 99.1

For Release: Thursday, July 21, 2016, 7:30 a.m. EDT

GM Reports Second-Quarter Net Income
of $2.9 Billion, Up 157 Percent

•	Strong EPS diluted of $1.81; record EPS diluted-adjusted of $1.86

•	Record net revenue of $42.4 billion, up 11 percent

•	Record EBIT-adjusted of $3.9 billion, up 37 percent

•	GM North America sets records for EBIT-adjusted of $3.6 billion, 12.1 percent margin

DETROIT - General Motors Co. (NYSE: GM) today announced strong second-quarter net income to common stockholders of $2.9 billion, up 157 percent compared to $1.1 billion in the second quarter of 2015. Earnings per share (EPS) diluted was a strong $1.81, compared to $0.67 in the second quarter a year ago.

EPS diluted-adjusted was a record at $1.86, up 44 percent compared to $1.29 in the second quarter of 2015.

The company reported records for earnings before interest and tax (EBIT) adjusted of $3.9 billion and EBIT-adjusted margin of 9.3 percent. These compare to EBIT-adjusted of $2.9 billion and EBIT-adjusted margin of 7.5 percent in the second quarter of 2015, which included the impact of $0.3 billion restructuring costs.

“This was an outstanding quarter for GM,” said Chairman and CEO Mary Barra. “Our results were generated by strong retail sales in the U.S., record sales in China and a continued emphasis on improving the performance of our operations worldwide. We’ll continue to focus on driving profitable growth and leveraging our technical expertise to lead in the future of personal mobility.”

Net revenue of $42.4 billion was a record, compared to $38.2 billion in the second quarter of 2015. Holding exchange rates constant, net revenue was $5.0 billion higher than the second quarter of 2015.

GM Results Overview (dollars in billions except for per share amounts and where noted)

	Q2 2016	Q2 2015
Global deliveries (millions of units)	2.4	2.4
Net revenue	$42.4	$38.2
Net income attributable to common stockholders	$2.9	$1.1
EPS diluted	$1.81	$0.67
Impact of special items on EPS diluted	$(0.05)	$(0.62)
EPS diluted - adjusted	$1.86	$1.29
EBIT-adjusted	$3.9	$2.9
% EBIT-adjusted margin	9.3	7.5
Automotive net cash flow from operating activities	$5.0	$5.1
Adjusted automotive free cash flow	$3.2	$3.3
% return on invested capital (ROIC)	30.5	23.4

Segment EBIT-Adjusted Results

•
GM North America reported record EBIT-adjusted of $3.6 billion compared with $2.8 billion in the second quarter of 2015. For the quarter, EBIT-adjusted margin was a record 12.1 percent, compared to 10.5 percent a year ago.

•
GM Europe reported EBIT-adjusted of $0.1 billion compared with breakeven EBIT-adjusted results in the second quarter of 2015. This result is the first profitable quarter since the second quarter of 2011.

•	GM International Operations reported EBIT-adjusted of $0.2 billion compared with $0.3 billion in the second quarter of 2015. Results included China equity income of $0.5 billion in both periods.

•	GM South America reported EBIT-adjusted of $(0.1) billion, about equal with the second quarter of 2015.

•	GM Financial reported earnings before tax of $0.3 billion, compared with $0.2 billion in the second quarter of 2015.

Cash Flow and Liquidity

For the quarter, automotive cash flow from operating activities was $5.0 billion. Adjusted automotive free cash flow was $3.2 billion. GM ended the quarter with total automotive liquidity of $34.1 billion, and automotive cash and marketable securities of $20.1 billion.

“When you deliver cars, trucks and crossovers customers really value, and generate efficiencies across the enterprise, great results follow,” said Chuck Stevens, GM executive vice president and chief financial officer. “With our aggressive vehicle launch cadence and robust global industry sales, we are confident that we can continue to achieve strong financial performance.”

GM expects a higher proportion of volume from new or refreshed vehicles each year through 2020 compared to the prior five years, increasing to 40 percent of its total global volume, up from 26 percent in 2015.

2016 Outlook

Based on the company’s strong financial performance through the first half of 2016 and its current outlook for the second half of the year, GM now expects 2016 full year EPS diluted-adjusted to be $5.50 - $6.00, up from the previously announced $5.25 - $5.75 range.

Global Vehicle Sales

GM sold 2.4 million vehicles globally in the second quarter of 2016 to customers, about equal to the second quarter of 2015. Through June 30, the company sold 4.76 million vehicles globally.

In the U.S., GM sold 1.44 million vehicles in the first six months of the year, which included a retail sales increase of more than 1 percent. U.S. retail market share rose 0.4 percentage points through June, the largest retail share gain of any full-line automaker. In China, GM and its joint ventures delivered a record 1.81 million vehicles during the first half of the year, an increase of 5.3 percent. In Europe, Opel / Vauxhall outperformed the industry with a 7-percent sales increase to 621,000 vehicles in the first half of the year.

For more information on quarterly and year-to-date global sales please refer to http://www.gm.com/investors.html.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

#  #  #

CONTACTS:

Media: Tom Henderson GM Finance Communications 313-410-2704 tom.e.henderson@gm.com	Investors: Randy Arickx GM Investor Relations 313-268-7070 randy.c.arickx@gm.com

Forward-Looking Statements
In this press release and related comments by management, and in reports we subsequently file and have previously filed with the SEC on Forms 10-K and 10-Q and file or furnish on Form 8-K, and in related comments by our management, we use words like “anticipate,” “appears,” “approximately,” “believe,” “continue,” “could,” “designed,” “effect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “priorities,” “project,” “pursue,” “seek,” “will,” “should,” “target,” “when,” “would,” or the negative of any of those words or similar expressions to identify forward-looking statements that represent our current judgment about possible future events. In making these statements we rely on assumptions and analyses based on our experience and perception of historical trends, current conditions and expected future developments as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors, both positive and negative. These factors, which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K, include, among others: (1) our ability to maintain profitability over the long-term, including our ability to fund and introduce new and improved vehicle models that are able to attract a sufficient number of consumers; (2) the success of our full-size pick-up trucks and SUVs; (3) global automobile market sales volume, which can be volatile; (4) the results of our joint ventures, which we cannot operate solely for our benefit and over which we may have limited control; (5) our ability to realize production efficiencies and to achieve reductions in costs as we implement operating effectiveness initiatives throughout our automotive operations; (6) our ability to maintain quality control over our vehicles and avoid material vehicle recalls and the cost and effect on our reputation and products; (7) our ability to maintain adequate liquidity and financing sources including as required to fund our new technology; (8) our ability to realize successful vehicle applications of new technology and our ability to deliver new products, services and customer experiences in response to new participants in the automotive industry; (9) volatility in the price of oil; (10) the ability of our suppliers to deliver parts, systems and components without disruption and at such times to allow us to meet production schedules; (11) risks associated with our manufacturing facilities around the world; (12) our ability to manage the distribution channels for our products; (13) our ability to successfully restructure our operations in various countries; (14) the continued availability of wholesale and retail financing in markets in which we operate to support the sale of our vehicles, which is dependent on those entities' ability to obtain funding and their continued willingness to provide financing; (15) changes in economic conditions, commodity prices, housing prices, foreign currency exchange rates or political stability in the markets in which we operate; (16) significant changes in the competitive environment, including the effect of competition and excess manufacturing capacity in our markets, on our pricing policies or use of incentives and the introduction of new and improved vehicle models by our competitors; (17) significant changes in economic, political, regulatory and market conditions in the countries in which we operate, particularly China, with the effect of competition from new market entrants and in the United Kingdom with passage of a referendum to discontinue membership in the European Union; (18) changes in existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations, particularly laws, regulations and policies relating to vehicle safety including recalls, and including such actions that may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates; (19) stricter or novel interpretations and consequent enforcement of existing laws, regulations and policies; (20) costs and risks associated with litigation and government investigations including the potential imposition of damages, substantial fines, civil lawsuits and criminal penalties, interruptions of business, modification of business practices, equitable remedies and other sanctions against us in connection with various legal proceedings and investigations relating to our various recalls; (21) our ability to comply with the terms of the DPA; (22) our ability to manage risks related to security breaches and other disruptions to our vehicles, information technology networks and systems; (23) significant increases in our pension expense or projected pension contributions resulting from changes in the value of plan assets, the discount rate applied to value the pension liabilities or mortality or other assumption changes; (24) our continued ability to develop captive financing capability through GM Financial; and (25) changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings.

We caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

Exhibit 1
General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

The accompanying tables and charts include earnings before interest and taxes adjusted for special items, presented net of noncontrolling interests (EBIT-adjusted), earnings per share (EPS)-diluted-adjusted, return on invested capital (ROIC) and Adjusted automotive free cash flow. These metrics have not been audited or reviewed by General Motors Company's (GM) independent auditors.

Management uses EBIT-adjusted to review GM's consolidated operating results because it excludes automotive interest income, automotive interest expense and income taxes as well as certain additional adjustments. Examples of adjustments to EBIT include certain impairment charges related to goodwill, other long-lived assets and investments; certain gains or losses on the settlement/extinguishment of obligations; and certain gains or losses on the sale of non-core investments.

Management uses EPS-diluted-adjusted to review GM's consolidated diluted earnings per share results on a consistent basis. EPS-diluted-adjusted is calculated as net income attributable to common stockholders less certain adjustments noted above for EBIT-adjusted on an after-tax basis as well as certain income tax adjustments divided by weighted-average common shares outstanding – diluted.

Management uses ROIC to review investment and capital allocation decisions. GM defines ROIC as EBIT-adjusted for the trailing four quarters divided by average net assets, which is considered to be the average equity balances adjusted for certain assets and liabilities during the same period.

Management uses adjusted automotive free cash flow to review the liquidity of GM's automotive operations. GM measures Adjusted automotive free cash flow as cash flow from operations less capital expenditures adjusted for management actions, primarily related to strengthening its balance sheet, such as accrued interest on prepayments of debt and discretionary contributions to employee benefit plans.

Management uses these non-GAAP measures in its financial and operational decision making processes, for internal reporting and as part of its forecasting and budgeting processes as they provide additional insight into GM's core operations. These measures allow management and investors to view operating trends, perform analytical comparisons and benchmark performance between periods and among geographic regions without regard to items that are not typically and consistently impacting core operating performance. GM's calculation of these non-GAAP measures may not be comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result the use of these non-GAAP measures has limitations and should not be considered superior to, in isolation from, or as a substitute for, related U.S. GAAP measures.

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

The following table reconciles EBIT-adjusted to its most comparable U.S. GAAP measure, Net income attributable to common stockholders (dollars in millions):

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Operating segments
GM North America (GMNA)	$3,647	$2,780	$5,943	$4,962
GM Europe (GME)	137	(45)	131	(284)
GM International Operations (GMIO)	169	349	548	720
GM South America (GMSA)	(121)	(144)	(188)	(358)
General Motors Financial Company, Inc. (GM Financial)(a)	266	225	491	439
Total operating segments(b)	4,098	3,165	6,925	5,479
Corporate and eliminations	(151)	(294)	(323)	(526)
EBIT-adjusted	3,947	2,871	6,602	4,953
Special items	(115)	(1,110)	(175)	(1,657)
Automotive interest income	52	41	96	90
Automotive interest expense	(147)	(108)	(274)	(218)
Income tax expense	(871)	(577)	(1,430)	(1,106)
Net income attributable to common stockholders	$2,866	$1,117	$4,819	$2,062
__________

(a)	GM Financial amounts represent income before income taxes-adjusted.

(b)	GM's automotive operations' interest income, interest expense and income tax expense are recorded centrally in Corporate.

In the three and six months ended June 30, 2016 special items consisted of charges for legal related matters in Corporate.

In the three months ended June 30, 2015 special items consisted primarily of asset impairment charges related to Thailand subsidiaries in GMIO; Venezuela currency devaluation and asset impairment charges related to Venezuela subsidiaries in GMSA; and a charge related to the ignition switch recall compensation program in Corporate.

In the six months ended June 30, 2015 special items consisted primarily of costs related to the change in GM's business model in Russia in GME and GMIO, which were net of noncontrolling interests; asset impairment charges related to Thailand subsidiaries in GMIO; Venezuela currency devaluation and asset impairment charges related to Venezuela subsidiaries in GMSA; and charges related to the ignition switch recall compensation program in Corporate.

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

The following table reconciles EPS-diluted-adjusted to its most comparable financial measure under U.S. GAAP, diluted earnings per common share:

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
EPS-diluted-adjusted	$1.86	$1.29	$3.12	$2.15
Adjustments(a)	(0.08)	(0.67)	(0.11)	(0.99)
Tax effect on adjustments	0.03	0.05	0.04	0.07
Diluted earnings per common share	$1.81	$0.67	$3.05	$1.23
________

(a)	Includes the adjustments disclosed in Note 16 to GM's condensed consolidated financial statements of Form 10-Q for the quarterly period ended June 30, 2016.

The following table summarizes the calculation of ROIC (dollars in billions):

	Four Quarters Ended
	June 30, 2016	June 30, 2015
EBIT-adjusted	$12.5	$9.6
Average equity	$40.2	$38.0
Add: Average automotive debt and interest liabilities (excluding capital leases)	9.0	7.8
Add: Average automotive net pension & OPEB liability	26.3	28.2
Less: Average net automotive income tax asset	(34.7)	(32.9)
ROIC average net assets	$40.8	$41.1
ROIC	30.5%	23.4%

The following table reconciles EBIT-adjusted used in the calculation of ROIC to its most comparable financial measure under U.S. GAAP, Net income attributable to common stockholders (dollars in millions):

	Three Months Ended
	June 30,		March 31,		December 31,		September 30,
	2016	2015	2016	2015	2015	2014	2015	2014
EBIT-adjusted	$3,947	$2,871	$2,655	$2,082	$2,765	$2,414	$3,096	$2,263
Adjustments(a)	(115)	(1,110)	(60)	(547)	(42)	(300)	(1,500)	(321)
Automotive interest income	52	41	44	49	39	56	40	50
Automotive interest expense	(147)	(108)	(127)	(110)	(113)	(104)	(112)	(96)
Gain on extinguishment of debt	—	—	—	—	449	200	—	2
Income tax (expense) benefit	(871)	(577)	(559)	(529)	3,168	(279)	(165)	(427)
Net income attributable to common stockholders	$2,866	$1,117	$1,953	$945	$6,266	$1,987	$1,359	$1,471
________

(a)
Includes the adjustments disclosed in the "Non-GAAP Measures" section of Management's Discussion and Analysis of Financial Condition and Results of Operations within GM's condensed consolidated financial statements of Form 10-Q for the quarterly period ended June 30, 2016.

The following table reconciles expected EPS-diluted-adjusted to its most comparable financial measure under U.S. GAAP, diluted earnings per common share:

Year Ending December 31, 2016
EPS-diluted-adjusted	$ 5.50-6.00
Adjustments(a)	(0.11)
Tax effect on adjustments	0.04
Diluted earnings per common share	$ 5.43-5.93
________

(a)	Includes the adjustments disclosed in Note 16 to GM's condensed consolidated financial statements of Form 10-Q for the quarterly period ended June 30, 2016.

The following table reconciles Adjusted automotive free cash flow to Automotive net cash provided by operating activities (dollars in millions):

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Adjusted automotive free cash flow	$3,173	$3,336	$1,687	$1,672
Adjustment – discretionary pension plan contributions	(482)	—	(1,982)	—
Capital expenditures	2,298	1,778	4,563	3,445
Automotive net cash provided by operating activities	$4,989	$5,114	$4,268	$5,117

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

The following tables summarize key financial information by segment (dollars in millions):

	GMNA	GME	GMIO	GMSA	Corporate	Eliminations	Total Automotive	GM Financial	Eliminations	Total
Three Months Ended June 30, 2016
Net sales and revenue	$30,195	$5,386	$2,825	$1,638	$45		$40,089	$2,292	$(9)	$42,372
Expenditures for property	$1,748	$301	$141	$107	$2	$(1)	$2,298	$27	$—	$2,325
Depreciation and amortization	$1,072	$115	$105	$70	$3	$—	$1,365	$1,126	$—	$2,491
Impairment charges	$29	$28	$31	$—	$—	$—	$88	$—	$—	$88
Equity income(a)	$153	$—	$470	$—	$—	$—	$623	$37	$—	$660

	GMNA	GME	GMIO	GMSA	Corporate	Eliminations	Total Automotive	GM Financial	Eliminations	Total
Three Months Ended June 30, 2015
Net sales and revenue	$26,481	$4,987	$3,053	$2,109	$40		$36,670	$1,515	$(5)	$38,180
Expenditures for property	$1,322	$248	$109	$96	$3	$—	$1,778	$27	$—	$1,805
Depreciation and amortization	$939	$80	$113	$73	$4	$(1)	$1,208	$494	$—	$1,702
Impairment charges	$94	$38	$302	$34	$—	$—	$468	$—	$—	$468
Equity income(a)	$5	$—	$491	$—	$—	$—	$496	$28	$—	$524

	GMNA	GME	GMIO	GMSA	Corporate	Eliminations	Total Automotive	GM Financial	Eliminations	Total
Six Months Ended June 30, 2016
Net sales and revenue	$56,658	$10,067	$5,504	$2,981	$74		$75,284	$4,367	$(14)	$79,637
Expenditures for property	$3,500	$573	$293	$194	$5	$(2)	$4,563	$47	$—	$4,610
Depreciation and amortization	$2,093	$218	$213	$127	$8	$(2)	$2,657	$2,056	$—	$4,713
Impairment charges	$41	$54	$63	$—	$—	$—	$158	$—	$—	$158
Equity income(a)	$159	$—	$988	$—	$—	$—	$1,147	$73	$—	$1,220

	GMNA	GME	GMIO	GMSA	Corporate	Eliminations	Total Automotive	GM Financial	Eliminations	Total
Six Months Ended June 30, 2015
Net sales and revenue	$51,157	$9,436	$6,165	$4,201	$75		$71,034	$2,869	$(11)	$73,892
Expenditures for property	$2,423	$492	$289	$235	$6	$—	$3,445	$44	$—	$3,489
Depreciation and amortization	$1,865	$160	$221	$149	$8	$(2)	$2,401	$839	$—	$3,240
Impairment charges	$269	$79	$305	$34	$—	$—	$687	$—	$—	$687
Equity income(a)	$10	$1	$1,010	$—	$—	$—	$1,021	$56	$—	$1,077

_________

(a)
Includes automotive China joint ventures equity income of $471 million and $503 million in the three months ended June 30, 2016 and 2015 and $1.0 billion and $1.0 billion in the six months ended June 30, 2016 and 2015.

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

Vehicle Sales

GM presents both wholesale and retail vehicle sales data to assist in the analysis of its revenue and market share. GM does not currently export vehicles to Cuba, Iran, North Korea, Sudan or Syria. Accordingly, these countries are excluded from industry sales data and corresponding calculations of GM's market share.

Wholesale vehicle sales data, which represents sales directly to dealers and others, is the measure that correlates to GM's revenue from the sale of vehicles, which is the largest component of Automotive net sales and revenue. Wholesale vehicle sales exclude vehicles produced by joint ventures. In the six months ended June 30, 2016, 46.8% of GM's wholesale vehicle sales volume was generated outside the U.S. The following table summarizes total wholesale vehicle sales of new vehicles by automotive segment (vehicles in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
GMNA	1,004	878	1,878	1,707
GME	326	303	619	571
GMIO	140	141	270	285
GMSA	133	143	247	293
Worldwide	1,603	1,465	3,014	2,856

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

Retail vehicle sales data, which represents sales to end customers based upon the good faith estimates of management, including fleets, does not correlate directly to the revenue GM recognizes during the period. However, retail vehicle sales data is indicative of the underlying demand for GM vehicles. Market share information is based primarily on retail vehicle sales volume. In countries where end customer data is not readily available other data sources, such as wholesale or forecast volumes, are used to estimate retail vehicle sales.

Retail vehicle sales data includes all sales by joint ventures on a total vehicle basis, not based on the percentage of ownership in the joint venture. Certain joint venture agreements in China allow for the contractual right to report vehicle sales on non-GM trademarked vehicles by those joint ventures. Retail vehicle sales data includes vehicles used by dealers under courtesy transportation programs and vehicles sold through the dealer registration channel primarily in Europe. This sales channel consists primarily of dealer demonstrator, loaner and self-registered vehicles which are not eligible to be sold as new vehicles after being registered by dealers. Certain fleet sales that are accounted for as operating leases are included in retail vehicle sales at the time of delivery to daily rental car companies. The following table summarizes total retail sales volume, or estimated sales volume where retail sales volume is not available, by geographic region (vehicles in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
United States
Chevrolet - Cars	200	228	373	408
Chevrolet - Trucks	227	220	424	410
Chevrolet - Crossovers	107	128	210	236
Cadillac	38	44	73	81
Buick	50	56	104	106
GMC	133	146	255	265
Total United States	755	822	1,439	1,506
Canada, Mexico and Other	155	143	270	249
Total North America	910	965	1,709	1,755
Europe
Opel/Vauxhall	318	303	621	582
Chevrolet	10	16	18	29
Total Europe	328	319	639	611
Asia/Pacific, Middle East and Africa
Chevrolet	220	273	433	589
Wuling	327	370	676	795
Buick	276	219	561	447
Baojun	113	87	329	181
Cadillac	27	19	50	41
Other	49	54	95	107
Total Asia/Pacific, Middle East and Africa	1,012	1,022	2,144	2,160
South America(a)	137	156	271	335
Total Worldwide	2,387	2,462	4,763	4,861
_________
(a) Primarily Chevrolet.

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

The wholesale vehicle sales at GM's China joint ventures presented in the following table are included in GM's retail vehicle sales on the preceding page (vehicles in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
SAIC General Motors Sales Co., Ltd.	398	366	810	785
SAIC GM Wuling Automobile Co., Ltd. and FAW-GM Light Duty Commercial Vehicle Co., Ltd.	441	457	1,005	977

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Market Share
United States - Cars	12.7%	13.2%	12.6%	12.8%
United States - Trucks	23.2%	24.3%	22.8%	24.0%
United States - Crossovers	14.0%	17.7%	14.7%	17.5%
Total United States	16.3%	17.6%	16.3%	17.3%
Total North America	15.9%	17.1%	15.9%	16.8%
Total Europe	6.0%	6.3%	6.1%	6.2%
Total Asia/Pacific, Middle East and Africa	9.3%	9.8%	9.6%	9.9%
Total South America	15.3%	15.0%	15.5%	15.9%
Total Worldwide	10.4%	11.1%	10.5%	11.0%

United States fleet sales as a percentage of retail vehicle sales	20.5%	24.4%	21.0%	25.4%

North America Capacity Two Shift Utilization	107.6%	110.5%	102.3%	105.8%

General Motors Company and Subsidiaries
Condensed Consolidating Income Statements
(In millions) (Unaudited)

	Three Months Ended June 30, 2016				Three Months Ended June 30, 2015
	Automotive	GM Financial	Eliminations	Consolidated	Automotive	GM Financial	Eliminations	Consolidated
Net sales and revenue
Automotive	$40,089	$—	$—	$40,089	$36,670	$—	$—	$36,670
GM Financial	—	2,292	(9)	2,283	—	1,515	(5)	1,510
Total net sales and revenue	40,089	2,292	(9)	42,372	36,670	1,515	(5)	38,180
Costs and expenses
Automotive cost of sales	34,429	—	(3)	34,426	32,600	—	(3)	32,597
GM Financial interest, operating and other expenses	—	2,063	—	2,063	—	1,318	—	1,318
Automotive selling, general and administrative expense	2,847	—	—	2,847	2,977	—	—	2,977
Total costs and expenses	37,276	2,063	(3)	39,336	35,577	1,318	(3)	36,892
Operating income	2,813	229	(6)	3,036	1,093	197	(2)	1,288
Automotive interest expense	153	—	(6)	147	110	—	(2)	108
Interest income and other non-operating income, net	172	—	—	172	13	—	—	13
Equity income	623	37	—	660	496	28	—	524
Income before income taxes	3,455	266	—	3,721	1,492	225	—	1,717
Income tax expense	858	13	—	871	528	49	—	577
Net income	2,597	253	—	2,850	964	176	—	1,140
Net (income) loss attributable to noncontrolling interests	16	—	—	16	(23)	—	—	(23)
Net income attributable to common stockholders	$2,613	$253	$—	$2,866	$941	$176	$—	$1,117

	Six Months Ended June 30, 2016				Six Months Ended June 30, 2015
	Automotive	GM Financial	Eliminations	Consolidated	Automotive	GM Financial	Eliminations	Consolidated
Net sales and revenue
Automotive	$75,284	$—	$—	$75,284	$71,034	$—	$—	$71,034
GM Financial	—	4,367	(14)	4,353	—	2,869	(11)	2,858
Total net sales and revenue	75,284	4,367	(14)	79,637	71,034	2,869	(11)	73,892
Costs and expenses
Automotive cost of sales	65,020	—	(5)	65,015	63,277	—	(6)	63,271
GM Financial interest, operating and other expenses		3,949	—	3,949	—	2,486	—	2,486
Automotive selling, general and administrative expense	5,665	—	—	5,665	6,094	—	—	6,094
Total costs and expenses	70,685	3,949	(5)	74,629	69,371	2,486	(6)	71,851
Operating income	4,599	418	(9)	5,008	1,663	383	(5)	2,041
Automotive interest expense	283		(9)	274	223	—	(5)	218
Interest income and other non-operating income, net	257	—	—	257	254	—	—	254
Equity income	1,147	73	—	1,220	1,021	56	—	1,077
Income before income taxes	5,720	491	—	6,211	2,715	439	—	3,154
Income tax expense	1,358	72	—	1,430	992	114	—	1,106
Net income	4,362	419	—	4,781	1,723	325	—	2,048
Net loss attributable to noncontrolling interests	38	—	—	38	14	—	—	14
Net income attributable to common stockholders	$4,400	$419	$—	$4,819	$1,737	$325	$—	$2,062

General Motors Company and Subsidiaries
Basic and Diluted Earnings per Share
(Unaudited)

The following table summarizes basic and diluted earnings per share (in millions, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Basic earnings per share
Net income attributable to common stockholders	$2,866	$1,117	$4,819	$2,062
Weighted-average common shares outstanding	1,548	1,596	1,547	1,606
Basic earnings per common share	$1.85	$0.70	$3.12	$1.28
Diluted earnings per share
Net income attributable to common stockholders – diluted	$2,865	$1,113	$4,817	$2,061
Weighted-average common shares outstanding – diluted	1,581	1,660	1,580	1,673
Diluted earnings per common share	$1.81	$0.67	$3.05	$1.23

General Motors Company and Subsidiaries
Condensed Consolidating Balance Sheets
(In millions, except per share amounts) (Unaudited)

	June 30, 2016				December 31, 2015
	Automotive	GM Financial	Eliminations	Consolidated	Automotive	GM Financial	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$15,821	$3,102	$—	$18,923	$12,177	$3,061	$—	$15,238
Marketable securities	4,247	—	—	4,247	8,163	—	—	8,163
Restricted cash	147	1,448	—	1,595	180	1,410	—	1,590
Accounts and notes receivable, net(a)	10,786	1,102	(1,427)	10,461	8,590	681	(934)	8,337
GM Financial receivables, net(b)	—	20,121	(321)	19,800	—	18,281	(230)	18,051
Inventories	15,026	—	—	15,026	13,764	—	—	13,764
Equipment on operating leases, net	2,505	—	—	2,505	2,783	—	—	2,783
Other current assets	1,546	530	(3)	2,073	1,152	330	—	1,482
Total current assets	50,078	26,303	(1,751)	74,630	46,809	23,763	(1,164)	69,408
Non-current Assets
Restricted cash	42	561	—	603	52	531	—	583
GM Financial receivables, net	—	19,309	—	19,309	—	18,500	—	18,500
Equity in net assets of nonconsolidated affiliates	7,319	879	—	8,198	8,215	986	—	9,201
Property, net	33,265	245	—	33,510	31,010	219	—	31,229
Goodwill and intangible assets, net	5,040	1,393	—	6,433	4,558	1,389	—	5,947
GM Financial equipment on operating leases, net	—	28,442	—	28,442	—	20,172	—	20,172
Deferred income taxes(c)	35,381	246	—	35,627	36,635	225	—	36,860
Other assets	3,351	346	—	3,697	2,142	296	—	2,438
Total non-current assets	84,398	51,421	—	135,819	82,612	42,318	—	124,930
Total Assets	$134,476	$77,724	$(1,751)	$210,449	$129,421	$66,081	$(1,164)	$194,338
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable (principally trade)(a)	$26,945	$853	$(839)	$26,959	$24,093	$740	$(771)	$24,062
Short-term debt and current portion of long-term debt
Automotive(a)(b)	1,944	—	(913)	1,031	1,209	—	(392)	817
GM Financial	—	20,199	—	20,199	—	18,745	—	18,745
Accrued liabilities(c)	25,652	2,202	—	27,854	26,043	1,550	—	27,593
Total current liabilities	54,541	23,254	(1,752)	76,043	51,345	21,035	(1,163)	71,217
Non-current Liabilities
Long-term debt
Automotive	9,789	—	—	9,789	7,948	—	—	7,948
GM Financial	—	44,301	—	44,301	—	35,601	—	35,601
Postretirement benefits other than pensions	5,675	—	—	5,675	5,685	—	—	5,685
Pensions	17,830	109	—	17,939	20,804	107	—	20,911
Other liabilities(c)	11,436	1,262	1	12,699	11,627	1,027	(1)	12,653
Total non-current liabilities	44,730	45,672	1	90,403	46,064	36,735	(1)	82,798
Total Liabilities	99,271	68,926	(1,751)	166,446	97,409	57,770	(1,164)	154,015
Commitments and contingencies
Equity
Common stock, $0.01 par value	16	—	—	16	15	—	—	15
Additional paid-in capital	27,733	1	—	27,734	27,606	1	—	27,607
Retained earnings	13,950	9,835	—	23,785	10,870	9,415	—	20,285
Accumulated other comprehensive loss	(6,867)	(1,038)	—	(7,905)	(6,931)	(1,105)	—	(8,036)
Total stockholders’ equity	34,832	8,798	—	43,630	31,560	8,311	—	39,871
Noncontrolling interests	373	—	—	373	452	—	—	452
Total Equity	35,205	8,798	—	44,003	32,012	8,311	—	40,323
Total Liabilities and Equity	$134,476	$77,724	$(1,751)	$210,449	$129,421	$66,081	$(1,164)	$194,338
_________

(a)
Eliminations include Automotive accounts receivables of $440 million offset by GM Financial accounts payables, GM Financial accounts receivables of $391 million offset by Automotive accounts payable and GM Financial notes receivables of $588 million offset by loans to Automotive at June 30, 2016 and Automotive accounts receivables of $358 million offset by GM Financial accounts payables, GM Financial accounts receivables of $409 million offset by Automotive accounts payable and GM Financial notes receivables of $163 million offset by loans to Automotive at December 31, 2015.

(b)	Eliminations include GM Financial commercial loans of $321 million and $230 million offset by loans to Automotive at June 30, 2016 and December 31, 2015.

(c)	As a result of GM's adoption of Accounting Standards Update 2015-17, certain prior year amounts have been reclassified.

General Motors Company and Subsidiaries
Condensed Consolidating Statements of Cash Flows
(In millions) (Unaudited)

	Six Months Ended June 30, 2016				Six Months Ended June 30, 2015
	Automotive	GM Financial	Reclassification(a)	Consolidated	Automotive	GM Financial	Reclassification(a)	Consolidated
Cash flows from operating activities
Net income	$4,362	$419	$—	$4,781	$1,723	$325	$—	$2,048
Depreciation, amortization and impairment charges	2,815	2,056	—	4,871	3,088	839	—	3,927
Foreign currency remeasurement and transaction losses	239	(2)	—	237	778	10	—	788
Amortization of discount and issuance costs on debt issues	33	61	—	94	34	53	—	87
Undistributed earnings of nonconsolidated affiliates, net	837	56	—	893	406	(56)	—	350
Pension contributions and OPEB payments	(2,782)	(2)	—	(2,784)	(822)	(2)	—	(824)
Pension and OPEB (income) expense, net	(299)	2	—	(297)	186	3	—	189
Provision for deferred taxes	1,298	7	—	1,305	527	66	—	593
Change in other operating assets and liabilities	(2,235)	21	(925)	(3,139)	(803)	31	(225)	(997)
Net cash provided by operating activities	4,268	2,618	(925)	5,961	5,117	1,269	(225)	6,161
Cash flows from investing activities
Expenditures for property	(4,563)	(47)	—	(4,610)	(3,445)	(44)	—	(3,489)
Available-for-sale marketable securities, acquisitions	(2,278)	—	—	(2,278)	(4,836)	—	—	(4,836)
Trading marketable securities, acquisitions	(203)	—	—	(203)	(1,028)	—	—	(1,028)
Available-for-sale marketable securities, liquidations	5,337	—	—	5,337	6,689	—	—	6,689
Trading marketable securities, liquidations	813	—	—	813	1,099	—	—	1,099
Acquisition of companies/investments, net of cash acquired	(801)	—	—	(801)	(4)	(924)	—	(928)
Increase in restricted cash	(97)	(223)	—	(320)	(155)	(189)	—	(344)
Decrease in restricted cash	118	151	—	269	80	49	—	129
Purchases of finance receivables	—	(9,279)	925	(8,354)	—	(8,601)	225	(8,376)
Principal collections and recoveries on finance receivables	—	6,641	—	6,641	—	5,716	—	5,716
Purchases of leased vehicles, net	—	(10,203)	—	(10,203)	—	(6,504)	—	(6,504)
Proceeds from termination of leased vehicles	—	1,090	—	1,090	—	468	—	468
Other investing activities	182	(4)	—	178	64	17	—	81
Net cash used in investing activities	(1,492)	(11,874)	925	(12,441)	(1,536)	(10,012)	225	(11,323)
Cash flows from financing activities
Net increase (decrease) in short-term debt	33	405	—	438	(52)	(150)	—	(202)
Proceeds from issuance of debt (original maturities greater than three months)	2,060	21,153	—	23,213	10	16,488	—	16,498
Payments on debt (original maturities greater than three months)	(165)	(11,797)	—	(11,962)	(140)	(8,277)	—	(8,417)
Payments to purchase common stock	(300)	—	—	(300)	(1,999)	—	—	(1,999)
Dividends paid	(1,188)	—	—	(1,188)	(1,086)	—	—	(1,086)
Other financing activities	(33)	(83)	—	(116)	61	(101)	—	(40)
Net cash provided by (used in) financing activities	407	9,678	—	10,085	(3,206)	7,960	—	4,754
Effect of exchange rate changes on cash and cash equivalents	42	38	—	80	(824)	(95)	—	(919)
Net transactions with Automotive/GM Financial(b)	419	(419)	—	—	26	(26)	—	—
Net increase (decrease) in cash and cash equivalents	3,644	41	—	3,685	(423)	(904)	—	(1,327)
Cash and cash equivalents at beginning of period	12,177	3,061	—	15,238	15,980	2,974	—	18,954
Cash and cash equivalents at end of period	$15,821	$3,102	$—	$18,923	$15,557	$2,070	$—	$17,627
_________

(a)	Reclassification of purchases/collections of wholesale finance receivables resulting from vehicles sold by GM to dealers that have arranged their inventory floor plan financing through GM Financial.

(b)	Amounts loaned from GM Financial to Automotive used to fund company vehicles and for commercial loans to dealers we consolidate.